Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bluerock Enhanced Multifamily Trust, Inc.:

We consent to the use of our report dated March 31, 2011, with respect to the consolidated balance sheet of Bluerock Enhanced Multifamily Trust, Inc. and subsidiaries as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and to the reference to our firm under the heading “Experts,” in Supplement No. 3 to the prospectus, in the registration statement on Form S-11 (registration number 333-153135), of Bluerock Enhanced Multifamily Trust, Inc.

/s/ KPMG, LLP

Indianapolis, Indiana
April 8, 2011